Strategy Announces ATM and BTC Activity Updates

Raised $27.3 million; Purchased 220 BTC; Now Holds 640,250 BTC

TYSONS CORNER, Va., October 13, 2025 – Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR) (“Strategy”), the largest corporate holder of bitcoin and the world’s first Bitcoin Treasury Company, today announced the following updates with respect to its at-the-market (“ATM”) offering programs and bitcoin holdings:

ATM Update

ATM Program Summary	During Period October 6, 2025 to October 12, 2025			As of October 12, 2025
	Shares Sold	Notional Value (in millions) (1)	Net Proceeds (in millions) (2)	Available for Issuance and Sale (in millions)
STRF ATM	170,663 STRF Shares	$17.1	$19.8	$1,699.0
$2.1 billion of 10.00% series A perpetual strife preferred stock, $0.001 par value per share (“STRF Shares”), established May 22, 2025
STRC ATM	-	-	-	$4,200.0
$4.2 billion of variable rate series A perpetual stretch preferred stock, $0.001 par value per share (“STRC Shares”), established July 31, 2025
STRK ATM	16,873 STRK Shares	$1.7	$1.7	$20,367.1
$21 billion of 8.00% series A perpetual strike preferred stock, $0.001 par value per share (“STRK Shares”), established March 10, 2025
STRD ATM	68,775 STRD Shares	$6.9	$5.8	$4,145.7
$4.2 billion of 10.00% series A perpetual stride preferred stock, $0.001 par value per share (“STRD Shares”), established July 7, 2025
MSTR ATM	-	-	-	$15,908.8
$21 billion of class A common stock, $0.001 par value per share (“MSTR Shares”), established May 1, 2025
Total			$27.3

(1)	The total face value of the shares of preferred stock sold, which is used to calculate dividends thereon.
(2)	Net proceeds are presented net of sales commission.

BTC Update

During Period October 6, 2025 to October 12, 2025			As of October 12, 2025
BTC Acquired (1)	Aggregate Purchase Price (in millions) (2)	Average Purchase Price (2)	Aggregate BTC Holdings	Aggregate Purchase Price (in billions) (2)	Average Purchase Price (2)
220	$27.2	$123,561	640,250	$47.38	$74,000

(1)	The bitcoin purchases were made using proceeds from the STRF ATM, STRK ATM and STRD ATM.

(2)	Aggregate and average purchase prices are inclusive of fees and expenses.

About Strategy

Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR) is the world's first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed-income instruments. In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.

Strategy, MicroStrategy, Intelligence Everywhere, are either trademarks or registered trademarks of Strategy Inc in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners. For more information about Strategy, visit www.strategy.com.

Contact:

Strategy

Shirish Jajodia

Corporate Treasurer

ir@strategy.com